EXHIBIT 10.14

5-2-96

                            IMC GLOBAL INC.


         MANAGEMENT COMPENSATION AND BENEFIT ASSURANCE PROGRAM
        FOR EMPLOYEES OF IMC GLOBAL INC.  AND ITS SUBSIDIARIES

                    Amended through August 17, 1995

I.  INTRODUCTION

     There are a number of plans from which officers and other managers of the Company receive compensation and benefits. The majority of these come in the form of monthly payments or benefit coverage. However, there are some that are in the form of commitments to pay or provide coverage at some future date. These are stock options, restricted stock, deferred compensation payments, executive retirement supplements, and other similar arrangements, many of which may be regarded as already having been earned in the normal course of employment. All of these commitments are unsecured and unfunded promises to pay and as such are likely to generate employee concerns as to whether a successor Corporation or persons would honor the commitments in the event of a change in control of the Company.

     In recognition that concerns about job security, in the context of a change in control, may adversely affect motivation and attention to job duties, and consequently hinder productivity and performance, and to ensure that officers and key management personnel receive the compensation and benefits which have been committed to them and that all such personnel receive the appropriate severance arrangements and benefits in the event of a termination (as defined below) after a change in control, management has prepared and presented this Management Compensation and Benefit Assurance Program to the Compensation Committee. The Program was adopted in 1988, amended in 1992 and was amended again as of August 17, 1995.

II.  Definition Of A Change In Control

     In implementing such a program, which creates rights and obligations consequent upon a change in control of the Company, it is necessary to have a definition of what constitutes a change in control of the Company.

     "Change in Control" shall mean, and be deemed to have occurred as of the first day that any one or more of the following conditions have been satisfied.

          (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13
     (d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 15% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or, (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company); (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition;

          (2) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

          (3) approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporation Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the Board of Directors of the corporation resulting from such Corporate Transaction; or

          (4) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.


III.  DEFINITION OF TERMINATION OF EMPLOYMENT AND PARTICIPANT

     This Program's benefits are intended only to apply to management personnel who are qualified participants and who are terminated from employment involuntarily and without cause after a change in control has occurred.

     Therefore, for purposes of the Program, termination means the termination of employment by Global or the Corporation or its successor company of an employee who is a qualified participant (as hereinafter defined) in the Program, that occurs after a change in control (as herein defined) has occurred and is not due to cause and is not voluntary. Termination shall not be deemed to be voluntary if the employee elects to resign because his or her position, responsibility, benefits, or compensation have been adversely changed or diminished.

     Qualified participants for any particular part of the Program shall be limited to those persons who now are or hereafter become participants under the plan that is involved in that part of the Program. For example, qualified participants under the Program are those who hold or hereafter hold unvested Restricted Stock Awards and/or Continent Stock Units under the Plan there described.

     The fact that a participant who is terminated later becomes eligible to retire under any pension program or plan of the Corporation shall not in any way affect his or her benefits or entitlements under the Program.


IV.  LIMITATIONS ON PROGRAM

     Nothing in the above definitions or otherwise in this Program is intended to change any contingent employment to modify any qualified plan of the Company. Nothing in this Program shall create, or entitle any employee to, a right of employment or continued employment by the Company.

     The officers who have contingent employment contracts are included in this Program only to the extent they are not entitled to receive the payments, incentives, or benefits involved, or their equivalent, pursuant to their Employment Contracts.


V.  THE PROGRAM

     The Program includes special Trusts, special placements, and other documentation and policies described below designed to assure that the various commitments made to participants are kept and the job security concerns are minimized, notwithstanding a change in control of the Corporation. It encompasses the following:

A.  RABBI TRUSTS

      Background

     The Rabbi Trust is one of the key elements in the Program. A Rabbi Trust is established by one party to ensure that a future commitment made to another individual is kept. The first such trust of this kind was approved by the IRS for a Rabbi to fund promises made to him by his congregation; thus the name, Rabbi Trust. The trust is funded and the trustee makes the future payment in accord with the particular agreement. Once the trust is funded, the trustee is obliged to pay benefits. Another individual, or in the case of a takeover, the new management or the Company under new management has no access to the funds in the trust and cannot block payment. Only in the case of insolvency can the protection afforded by the Trust be penetrated.

Implementation:

     The Rabbit Trusts are minimally funded until such time as a change in control is imminent to assure that the benefits available under the following plans are paid:

     Deferred Management Incentive Awards
     Contingent Employment Agreements
     Supplemental Exec.  Retirement Plan
     Gross-Up of Excess Compensation
     Management Incentive Compensation Plan

Cost of Action

     The annual cost of maintaining the Trusts has averaged
_______________, in excess of those required to pay benefits shall be returned to the Company.

B.  RESTRICTED STOCK AND CONTINGENT STOCK UNITS

      Stock Option Awards Background

     Restricted Stock and Contingent Stock Units (that have the same value as common stock) were issued as part of the __________ Long-Term Incentive Plan beginning in 1992. In total, __________ shares of Restricted Stock and __________ Contingent Stock units have been issued under the Plan. Twenty percent of the restricted shares vest based on service. The remainder vests based on attainment of performance objectives. Restrictions on all shares and units lapse on the date they are vested. In the case of contingent stock units, they will be paid in stock, or converted to cash, at the Committee's discretion, at the closing price on the vesting date of the Company's Common Stock on the principal exchange upon which such Common Stock is then traded.

     As of today, there are still ______________ shares of Restricted Stock and _____________ Contingent Stock Units that may be paid to 26 executives. In the event of a Change in Control, the Plan provides for cancellation and surrender of the Awards to the Company and payment of the cash equivalent, based on the current Stock price, to the participant.

     The Stock Option and Award Plan has been amended to provide for surrender of awards within ten days of occurrence of a change in control, and payment of the cash equivalent based on he number of shares subject to the award multiplied by the spread if any, between the grant price and the highest share price during the Change in Control transaction.

     There are currently ______________ employees who hold options to purchase ___________ shares of Global's common stock. These are under the 1988 non-qualified stock option plan. _____________ are currently exercisable. ______________% will become exercisable on __________________ ____% on ___________ and __________% on
______________. Employees subject to 16(b) short-term profit restrictions hold options to purchase ____________ shares.

Cost of Action

     The cost would be the full difference between the option/restricted share price and the Change in Control price. For example, based on all options outstanding today, assuming a spread of $15 per share the cost would be $_____________. Likewise based on all restricted shares granted as of _____________________ ____________________, the cost based on a spread of $15 per share would be $______________________.

C.  MANAGEMENT INCENTIVE COMPENSATION PROGRAM ("MICP")

      Background

     The MICP has been amended to provide proportionate payment of awards earned under the plan in the event of a change in control.
Currently, there are __________ participants in the plan which has an annual target award this year for all participants of $_________________.

     The MICP also allows participants to defer receipt of awards which they receive under the plan until a later date.

     Currently there are _________ managers who had deferred incentive payments in the amount of $_____________. These accounts earn interest at the prime rate and will be paid out over the next 15 years.

     This is carried on the books but is an unsecured promise by the Company to pay in the future. Even though the funds have all been earned by the incentive plan participants, there is no protection to ensure the deferred amounts will be paid at a future date if there is a change in control of the Company.

Cost of Action

               The cost of proration would be same percentage of the dollar figure noted above. The cost of deferral payout may or may not cost the corporation any more than what would normally be paid. Payouts earlier than the end of the plan year could result in a cost related to the item value of money. Actual amounts paid will depend on the performance of the Company in the particular year in which the change in control occurs.
          This action will not create any "excess
          compensation" or trigger any excise taxes.

D.  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

      Background

     The Supplemental Executive Retirement Plan provides retirement benefits to officers and key managers in excess of that provided by the qualified Retirement Plan that covers all salaried employees. The Plan provides a benefit equal to three (3) percent times the participant's years of service (up to 20) times the average of the five highest earnings (salary plus bonus). The average age of the group covered is ________ years and the average service is ________ years. The Plan provides that if a participant terminates prior to attaining age 55, he or she is not entitled to a pension under this plan. This means that any officer who is less than age 55 and who is terminated for any reason, including as a result of a change in control, would get nothing from the SERP. Also, the plan has a provision which allows it to be terminated at any time. Under, and subject to, the contingent employment agreements, officers and key managers who have contingent employment agreements will be given three years of credited service under the SERP for purpose of pension benefit accrual if they are actually or constructively discharged other than for cause after a change in control.

     The plan was amended to provide that participants who are terminated as defined, after a change in control, are entitled to the value of the benefits they have accrued to the date of their termination (plus credited service by virtue of their contingent employment agreements, if applicable). This is calculated using a 4% reduction factor from age 62 to the age at termination. The participant may request that the Committee, in its sole discretion, authorize the payment of benefits in a lump sum; benefits are otherwise payable monthly.

     The plan also provides so that it cannot be terminated after a change in control without all participants receiving the benefits to which they are entitled above.

Cost of Action

     The additional three years service as provided in the contingent agreements may result in additional benefits up to _______________ in the aggregate to certain officers, which may also create "excess parachute payments" if they are terminated (as defined) after a change in control, but this would result only if the new owner decided to terminate them or force their termination without cause. Though the participant is less than age 55, may result in additional benefits up to $_____________ in the aggregate to offices and key managers.

E.  GROSS-UP OF COMPENSATION TO COVER TAXES

      Background

     Currently there are contingent employment agreements with ________ officers and key managers. Payments made to these executives resulting from a change in control of the Company come under IRS regulations that were passed with the Deficit Reduction Act. If the company makes a payment to such an individual in an amount which exceeds three times the executive's average annual compensation income from the Company for the five tax years preceding the tax year in which a change in control of the Company occurs, there will be an "excess parachute payment". An excess parachute payment may not be deducted by the Company and would result in the imposition of a 20% excise tax on the recipient, in respect of, generally speaking, the entire payment except for one times the executive's average annual compensation income and any other portion of the payment that has been earned. The acceleration of certain compensation and benefits may create excess parachute payments that would trigger 20% excise tax for the executive and nondeductibility for the Company. Whether there are, in fact, any "excess payments" will be dependent on the timing of the event. If most of the compensation is earned at the time of a change in control, there would be very little, if any, excise taxes. Conversely, if a change in control occurred July 1, 1996, and there is a significant acceleration of receipt of compensation that is not yet earned, there would be additional taxes.
     The gross-up agreements also provide that the executive must cooperate with the Corporation in resisting or minimizing any excise tax or loss of deduction, but that any disputes with the IRS regarding a loss of deduction are the responsibility of the Corporation and are at its expense. The executive will, however, be required to return any part of the gross-up that is not needed for that purpose (net after any tax imposed on the executive on account of the unneeded amount).

Cost of Action

1. Assumed total severance payments for these individuals are shown in Exhibit I which has been prepared to show the worst, including the assumptions (which we believe unwarranted) that all personnel will be terminated involuntarily and without cause immediately upon a change in control and that the 1995 contracts and other payments will become subject to the parachute laws. The estimated cost of grossing-up reimbursements to cover the excise tax for individuals with excess payments on this "worst-case" basis is about $_________________ as shown in Exhibit ___________.

2. Additionally, there will be an estimated cost of $_____________ to the Company due to the loss of a tax deduction of $______________. The total estimated "worse-case" to the Company, assuming a change of control 7/l/96, is $______________. Cost of gross-up and lost deductions are itemized in the attached Exhibit ________.

3. These costs will change as the base earnings change (average of last five-year W-2 earnings) and as incentive awards are granted and become vested.

F.  CONTINGENT EMPLOYMENT AGREEMENT

      Background

     There are currently ____________ contingent employment agreements, an example of which appears in the attached Exhibit _______, with certain officers. These contracts provide that if the executive is terminated as defined in the contract (similar to termination as defined in this Program) within the three-year period following a change in control of the Corporation as defined in the contract (similar to change in control as defined therein), severance will be paid in the amount of three times annual average salary and bonus. The contracts do not become effective until a change of control has occurred, at which point they become unsecured promises to pay by the Corporation in the above event.

     The CEO's contract provides a month long window at the close of the twelve month period following a change in control. During this window period he may opt to activate his Contingent Employment
Agreement and leave.

     Performance of these contracts is assured by the Rabbi Trust. The Trust pays the intended benefits and compensation to the executive in the event he is terminated as provided in his or her contract. The funding of the Trust for this purpose is triggered by action of the Compensation Committee.

Cost of Action

     Maximum severance payments under the contracts would total $4,448,000 if all _________ became entitled thereto upon immediate termination after a change in control (See Exhibit _____). Since these contracts have already been signed by the executives, there would be no increase in cost. The only cost associated with these contracts would be those associated with the establishment of the Rabbi Trust.

G.  PENSIONS

      Background

     The qualified Retirement Plan for Salaried Employees is funded to provide benefits for all salaried employees. In the event of a change in control and participants are terminated, they will be entitled to the benefits to which they are entitled under the plan provided they are vested (5 years of service). Vested employees less than age 55 become deferred vested participants. Upon leaving the Corporation, they can take their accrued benefits in a lump sum or leave them in the plan until age 55. Employees who leave the Corporation after age 55 can begin drawing their pensions in monthly amounts or take a lump sum. Employees who leave when younger than age 55 with less than ten years of service would not be entitled to a benefit.

     In the event of a change in control, employees who are terminated (as defined) but are not yet vested at that time will become vested and will be credited for service for a maximum twenty-four month severance period.

Cost of Action

     There is some cost associated with the vesting of employees with less than five years of service. In addition, there would only be real cost in the event an employee is terminated (as defined), and this, of course, would be the new owner's responsibility. It is very difficult to estimate how many employees would be terminated after a change in control.


VII.  AMENDMENT AND DURATION OF THE PROGRAM

     It is necessary to define the time during which this proposal will be in effect. As times change and conditions change, the contents of the Program will have to be reviewed. Having a fixed duration means that the program will automatically have to be reviewed and reevaluated at the end of the term.

     This Program originated with a five (5) year period automatically renewing for subsequent annual periods unless the Board of Directors of the Company, by resolution duly adopted at least six (6) months prior to the end of the five (5) year period or of any subsequent annual period, indicates that the Plan shall not be renewed. Further, if a Change in Control occurs during the term of the Program, the Program shall continue until the Company shall have fully performed all of its obligations thereunder with respect to all Participants, with no future performance being possible.

     The Board of Directors reserves the right to amend all or any part of this Program prior to a change in control if, in the opinion of counsel, amendment is warranted due to changes in applicable law or interpretations thereof. This Program may not be amended after a change in control so as to reduce the benefits of any person who is a qualified participant in any part of the Program the time of the change in control.